Exhibit 10.51

ADA-ES, INC.

Amended and Restated

Refined Coal Activities

Supplemental Compensation Plan for

Employees, Contractors and Consultants of ADA-ES, Inc.

November 9, 2011

1. Establishment of the Plan. ADA-ES, Inc., by action of the Compensation Committee of the Board of Directors (the “Administrator”), established the “Refined Coal Activities Supplemental Compensation Plan” on April 20, 2010 and adopted this Amended and Restated Refined Coal Activities Supplemental Compensation Plan on November 9, 2011, with additional revisions approved on February 20, 2012 (the “Plan”) for Company employees, consultants and/or contractors, upon the terms and subject to the conditions set forth herein. The Plan shall be administered by the Administrator.

2. Purpose of the Plan. The purpose of the Plan is to incent Company employees, consultants and contractors who are actively involved with the Company’s Refined Coal Activities (as defined herein) to work for the success of such activities. In order to promote this purpose, the Company established the Plan under which it will make available a pool of funds (the “Incentive Pool”) from which payments shall be made to named, designated participants in the Plan (“Designated Participants”) from certain amounts received by the Company from Refined Coal Activities (as defined herein).

3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Exhibit A hereto.

4. Establishment of the Incentive Pool. The Incentive Pool shall consist of an amount equal to seven percent (7%), of the Net Contribution Margin received by the Company from the Company’s Refined Coal Activities. The Net Contribution Margin and Incentive Pool shall be calculated annually following the close of the Company’s fiscal year for such fiscal year, in accordance with the terms and conditions set forth herein.

5. Allocation and Payment of Incentive Pool Amounts: The Incentive Pool shall be allocated to the following Designated Participants in the stated amounts, provided such Persons meet the eligibility requirements set forth in Section 6 hereof:

Michael Durham, as Chief Executive Officer of the Company – 3% of the Net Contribution Margin or 42.86% of the Incentive Pool.

Other Participant(s) – 4% of the Net Contribution Margin or 57.14% of the Incentive Pool.

Payments of the amounts allocated to Designated Participants under the Plan shall be made as soon as practicable following the end of each fiscal year.

ADA-Amended and Restated Refined Coal Activities Supplemental Compensation Plan

6. Eligibility Requirements. In order to be eligible as an “Other Participant,” a Person must have been a Company employee, consultant or contractor during the fiscal year for which the designation is made. Dr. Durham shall determine the Other Participants and the relative percentage of the Incentive Pool (out of the 57.14% allocated to Other Participants) to be allocated to each such Other Participant, annually following the close of the Company’s fiscal year for that fiscal year. No Person shall be entitled to any rights to any past or future amounts payable under the Plan for any fiscal year other than the year for which such Person is a Designated Participant.

7. Termination of Participant Status Following Designation as an Other Participant. If Dr. Durham or any Person designated as an Other Participant is terminated or terminates his or her employment, consulting or contracting relationship with the Company (a “Terminated Participant”) after a designation has been made for that Person, but prior to payment of the amounts allocated to the Incentive Pool for a fiscal year for which the Terminated Participant has been so designated, any amount due and owing to such Terminated Participant as of the time of termination shall be paid to such Participant at the same time as the next payment made to the Other Participants; provided, however, that the Company shall be entitled to set off against any amount owed to a Terminated Participant any amount owed or owing by the Terminated Participant to the Company.

8. Claw-Back. Unless otherwise determined by the Administrator, if the Company becomes obligated as of any particular date to repay, return, refund or otherwise pay back to any Person(s) any amount that has been included in Revenue hereunder that must be so repaid, returned, refunded or paid back (the “Repayment Amount”), or if any amount was paid to a Designated Participant who was at the time of such payment an Executive Officer of the Company (“Executive Designated Participant”) in error (an “Erroneous Payment Amount”), the Company shall deduct all amounts paid out to any Executive Designated Participant hereunder that comprise the Erroneous Payment Amount or that were based on the Repayment Amount (collectively the “Claw-Back Amount”) from any future amounts payable to such Executive Designated Participant under any Company bonus or incentive plan or program (including without limitation the Plan), if the Claw-Bank Amount exceeds $20,000. The Company shall not otherwise be entitled to any return of the Claw-Back Amount (i.e. it cannot offset such amounts against future wages or request a return of such amounts from any Designated Participant other than an Executive Designated Participant or from any Executive Designated Participant who is not entitled to any future amounts payable under any Company bonus or incentive plan or program).

9. Other Applicable Terms and Conditions:

(a) Payment of any amounts due to Designated Participants hereunder will be made annually, and will not be due and payable until the Company has actually received cash comprising the Revenue includible in the Incentive Pool for that fiscal year.

(b) If Dr. Durham shall cease to be employed by the Company for any reason, the amount reserved to him under the Plan shall thereafter not be included in the Incentive Pool. The Plan Administrator shall have the authority to adopt additional rules and regulations as it determines in its sole discretion under the Plan and such rules and regulations shall be binding on all Designated Participants.

ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

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ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

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Exhibit A

To

Amended & Restated

Refined Coal Activities

Supplemental Compensation Plan

Definitions:

Capitalized terms used in the Plan that are not otherwise defined in the Plan have the definitions set forth herein:

a.	“Attributed Revenue” shall have the meaning set forth in Paragraph (v) of the definition of Revenue herein.

b.	“Company” means ADA-ES, Inc., its wholly owned subsidiary ADA Environmental Solutions, LLC, and any successors thereto.

c.	“CCS” means Clean Coal Solutions, LLC (f/k/a ADA-NexCoal, LLC) and any successor thereto.

d.	“CCCS” means Clean Coal Solutions Services, LLC and any successors thereto.

e.	“Executive Officer” shall have the meaning set in Rule 3b-7 of the Securities Exchange Act of 1934.

f.	“Net Contribution Margin” means “Revenues” (as hereafter defined) less “Expenses” (as hereafter defined) related to Refined Coal Activities, on a fiscal year basis at the Company level, as determined from the inception of each Refined Coal Activity included in the Plan, as determined in accordance with the accounting policies and practices of the Company consistently applied, and subject to the other terms and conditions set forth herein.

For purposes of calculating the Net Contribution Margin, Revenues and Expenses shall be determined as follows:

ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

“Revenues”	shall consist of the following:

i.	Payments received by the Company from the sale of Chemicals and Additives by ADA-ES, Inc. to CCS or CCSS (or any CCS or CCSS customer) pursuant to that certain Chemicals, Equipment and Technical Engineering Services Supply Agreement dated as of November 3, 2006, as amended by First Amendment to Chemicals, Equipment and Technical Engineering Services Supply Agreement dated as October 26, 2009, as may be amended from time to time hereafter, by and between ADA-ES, Inc. and CCS, or any similar agreement under which the Company sells Chemicals and Additives to CCS or CCSS or any of their customers (collectively the “Supply Agreement”), that are generated by each new CCS or CCSS customer (including for purposes hereof any subsidiary of CCS that owns or operates a facility that produces Refined Coal and purchases Chemical and Additives from the Company), where such customer is added during the Plan Period.

ii.	Payments received by ADA-ES, Inc. from the sale of Technical Engineering Services by ADA-ES, Inc. to CCS or CCSS (or to CCS or CCSS customers) pursuant to the Supply Agreement that are generated during the Plan Period.

iii.	Distributions received by ADA-ES, Inc. from CCS arising from CCS’ cash flows attributable to ordinary business operations during the Plan Period under that certain Second Amended and Restated Operating Agreement of Clean Coal Solutions, LLC dated as of May 27, 2011 by and among ADA-ES, Inc., NexGen Refined Coal, LLC and GSFS Investments I Corp., as members, and CCS.

iv.	Nonrefundable royalties (or payments of a similar nature) received by the Company for license(s) or other rights to use technology developed by the Company for purposes of producing Refined Coal as part of a Refined Coal Activity. If the Company receives royalties or payments that are by their terms refundable or returnable, they shall not be included in Revenue under the Plan until they are no longer refundable by the Company.

v.

In the event of a transaction involving the sale or transfer by the Company of an equity interest in CCS or in another entity in which the Company has an interest and through which a Refined Coal Activity is being carried out (a “Sale Transaction”), Revenue shall include an amount equal to the Revenue (as defined above) attributable to the interest sold or transferred in the Sale Transaction (the “Attributed Revenue”) for the period(s) during which such amount would otherwise have been included in Revenue but for the Sale Transaction, and such Attributed Revenue shall be allocated on an annual basis to the Net Contribution Margin for the

ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

period during which such Attributed Revenue would have been received but for the Sale Transaction. Revenue shall not include any amounts received by the Company for the interest being sold or transferred in the Sale Transaction. A Sale Transaction shall not include a transaction where the sale of the interest is for the sale of a subsidiary done for the purpose of “monetizing” the Section 45 tax credits available for the sale of Refined Coal being produced by a facility owned by such subsidiary.

vi.	Other cash payments received by the Company that are similar and consistent with those described in paragraphs i – v in this Paragraph above resulting from Refined Coal Activities included in the Plan in accordance with the definition of Refined Coal Activities set forth herein.

“Expenses” shall consist of the following:

i.	All cash and non-cash compensation paid to consultants or contractors engaged by the Company from the inception of each activity constituting a Refined Coal Activity included in the Plan.

ii.	All cash and non-cash compensation paid to Company personnel (including executives, consultants or contractors) for services attributable to any Refined Coal Activity included in the Plan, from the inception of any Refined Coal Activity (including amounts that should be so attributed as a result of the nature of the services rendered to the Company by such Persons).

iii.	The costs incurred by the Company for Chemicals and Additives sold to CCS or CCSS (or CCS or CCSS customers) under the Supply Agreement that are attributable to each new customer added during the Plan Period (with such costs to be matched against the Revenue included in the Net Contribution Margin that is generated from such costs).

iv.	The costs of the Technical and Engineering Services sold to CCS or CCSS (or CCS or CCSS customers) under the Supply Agreement that are attributable to the Plan Period (with such costs to be matched against the Revenue included in the Net Contribution Margin that is generated from such costs).

v.	All management and administrative costs (not otherwise included above) for Refined Coal Activities, including without limitation (i) sales and marketing expenses; (ii) legal and accounting expenses; and (iii) travel expenses.

vi.	Other expenses incurred by the Company that are similar (and consistent) with those described in paragraphs iii – -v in this Paragraph above, that are

ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

attributable to any Refined Coal Activities that generate Revenue to be included in the Plan, such that whenever Revenue is to be included in the Plan, all corresponding expenses incurred by the Company to generate such Revenue shall be included in Expenses for purposes of calculating the Net Contribution Margin based on such Revenue.

Other Terms Applicable to the Determination of Revenues, Expenses, Net Contribution Margin and the Incentive Pool:

In no event will the purchase or lease by the Company (or an affiliate of the Company) or by CCS or an affiliate of CCS, of a Refined Coal facility from CCS for purposes of the operation of the facility by the Company or CCS or an affiliate of either, be deemed a Refined Coal Activity for purposes of generating Revenue to be included in the Plan, unless such transaction has been approved in advance as a Refined Coal Activity by the Administrator.

A Sale Transaction shall not include a sale of equity or other interests of the Company or the sale of all or substantially all of assets of the Company that includes as a part thereof the sale of the Company’s interest in CCS or any other entity through which a Refined Coal Activity is being carried out, and no Attributable Revenue shall be included in Revenue as a result of any such transaction.

The Net Contribution Margin and Incentive Pool will be determined on a fiscal year basis using the internal accounting reports of ADA-ES (as reflected on the financial statements filed by the Company with the Securities and Exchange Commission), which are generally completed during the first fiscal quarter of the following year.

The Incentive Pool amounts that relate to Dr. Durham and Other Participants will include only the first three full years of revenue generated by any Refined Coal Activities customer. No amounts received from a Refined Coal Activities customer after such customer has been a customer for more than three full years shall be included in Revenues included in the Net Contribution Margin or the Incentive Pool.

At any time when there is a mixture of Revenues coming from new customers and customers that are beyond the three year period for Revenues includible in the Net Contribution Margin, then all expenses that cannot be attributed directly to the eligible customers will be allocated pro-rata according to the revenue dollars generated by the customers for which amounts are included in the Incentive Pool as compared to total revenues generated by Refined Coal Activities.

ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

Revenue and Expenses shall not include amounts included in the net profit of the Company generated by a consolidated subsidiary by reason of the consolidation of such subsidiary’s financial results with those of the Company. The manner in which the Net Contribution Margin shall be calculated to ensure that no Revenue or Expense amounts are included more than once in calculating such Net Contribution Margin.

g.	“Person,” as the context requires, means a natural person, corporation, partnership, trust or other entity.

h.	“Plan” means this Amended and Restated Refined Coal Activities Supplemental Compensation Plan, as amended from time to time.

i.	“Plan Period” means the period beginning on January 1, 2006 and ending on December 31, 2013.

j.	“Plan Year” means the fiscal year (or portion of a fiscal year) of the Company for which Net Contribution Margin is calculated and the Incentive Pool determined for that period.

k.	“Refined Coal” has the meaning set forth in the definition of Refined Coal Activities herein.

l.	Refined Coal Activities” means activities of the Company directed to the research, development, marketing and sale of “Refined Coal” (which shall mean coal that is treated or altered in a manner necessary to reduce the levels of hazardous pollutants released on burning of such coal, which are presently being carried out through CCS. For purposes of the Plan, Refined Coal Activities shall not include any activities under that certain Development and License Agreement between the Company and Arch Coal Inc. dated June 25, 2010, as may be amended from time to time, pursuant to which the Company has licensed certain technology relating to the treatment of coal. Any activity to be included as a “Refined Coal Activity” under the Plan (other than activities between the Company and CCS as described herein), shall be included in the Plan only if and when designated specifically as such by the Administrator in writing.

m.	“Sale Transaction” shall have the meaning set forth in paragraph (v) of the definition of Revenue herein.

ADA Amended and Restated Refined Coal Activities Supplemental Compensation Plan

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